Exhibit 5.1
Park Electrochemical Corp.
48 South Service Road
Melville, New York  11747

                                                                                                                                            August 27, 2008

Park Electrochemical Corp.
48 South Service Road
Melville, New York  11747

Re:	Registration of 1,800,000 shares of Common Stock, $0.10 par value, of Park Electrochemical Corp. on Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, Secretary and General Counsel of Park Electrochemical Corp., a New York corporation (the "Company"), and am familiar with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 1,800,000 shares (the "Shares") of the Company's Common Stock, $.10 par value, which may be purchased by employees of the Company or its subsidiaries pursuant to the Park Electrochemical Corp. 2002 Stock Option Plan (the "Plan").

This opinion is being furnished pursuant to Item 8 of Part II of the Registration Statement.

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement, (ii) the Plan, (iii) the Certificate of Incorporation and the By-Laws of the Company, as each is currently in effect, (iv) resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the proposed registration of the Shares and (v)  such other documents as I have deemed necessary or appropriate as a basis for this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified by me, I

Park Electrochemical Corp.
August 27, 2008

have relied upon statements and representations of officers and other representatives of the Company and others.

I am licensed to practice law in the State of New York, and I do not purport to express an opinion herein concerning any laws other than the laws of the State of New York.

Based upon and subject to the foregoing, I am of the opinion that the Shares are duly authorized and that (1) when the Registration Statement shall have become effective, (2) when the provisions of the securities and blue sky laws of certain jurisdictions shall have been complied with and (3) when the Shares, certificates for which shall have been duly executed, shall have been duly delivered against payment of the consideration therefor in accordance with the Plan, the Shares will be legally issued and fully-paid and non-assessable under the laws of the State of New York, subject, however, to the provisions of Section 630 of the New York Business Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stephen E. Gilhuley
Stephen E. Gilhuley
Executive Vice President, Secretary and General Counsel